Exhibit 3.1

FIRST AMENDMENT

TO

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CEDAR FAIR, L.P.

WHEREAS, the SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Cedar Fair, L.P., dated as of October 27, 2011 (“Partnership Agreement”), was entered by and among Cedar Fair Management, Inc. an Ohio corporation, as General Partner, and all Persons who are Limited Partners as of such date, together with the Persons who become Partners as provided herein; and

WHEREAS, the General Partner desires to revise the convention used to allocate income, gain, loss, deduction and credit among the Partners; and

NOW, THEREFORE, this FIRST AMENDMENT TO SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Cedar Fair, L.P., dated as of June 1, 2017, is entered into by Cedar Fair Management, Inc. an Ohio corporation, as General Partner, pursuant to the authority contained in Section 5.2(i) of the Partnership Agreement.

1.	Section 5.2(i) of the Partnership Agreement is amended to read as follows:

Each item of Partnership income, gain, loss, deduction and credit, including extraordinary items, attributable to a transferred Partnership Interest shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis as if all transfers of Partnership Interests during any calendar month occurred at the end of the last day of that calendar month, and therefore shall be allocated to Partners who own Partnership Interests as of the beginning of the following month. The General Partner may revise, alter or otherwise modify such methods of determination and allocation as it determines necessary, to the extent permitted by Section 706 of the Code and the regulations or rulings promulgated thereunder.

2.	The remaining provisions of the Partnership Agreement are confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Sixth Amended and Restated Partnership Agreement as of the date first above written.

GENERAL PARTNER:
Cedar Fair Management, Inc.

By: /s/ Matthew A. Ouimet
Matthew A. Ouimet
Chief Executive Officer

By: /s/ Richard A. Zimmerman
Richard A. Zimmerman
President and Chief Operating Officer